          Filer:  MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST

                     SELECT GLOBAL 30 PORTFOLIO 2000-4

                    Investment Company Act No. 811-5065

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM S-6


      For Registration Under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2.

           A.   Exact name of Trust:

                MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                SELECT GLOBAL 30 PORTFOLIO 2000-4

           B.   Name of Depositor:

                DEAN WITTER REYNOLDS INC.

           C. Complete address of Depositor's principal executive office:

                DEAN WITTER REYNOLDS INC.
                Two World Trade Center
                New York, New York  10048

           D.   Name and complete address of agents for service:

                MR. MICHAEL D. BROWNE
                DEAN WITTER REYNOLDS INC.
                Unit Trust Department
                Two World Trade Center - 59th Floor
                New York, New York  10048

                Copy to:

                KENNETH W. ORCE, ESQ.
                CAHILL GORDON & REINDEL
                80 Pine Street
                New York, New York  10005

           E.   Total and amount of securities being registered:

                An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

           F. Proposed maximum offering price to the public of the securities being registered:

                Indefinite

           G.   Amount of filing fee:

                N/A

           H.   Approximate date of proposed sale to public:

                AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT


                The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
                Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
                Section 8(a), may determine.

              MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST

                     SELECT GLOBAL 30 PORTFOLIO 2000-4

                           Cross Reference Sheet

                  Pursuant to Rule 404(c) of Regulation C
                     under the Securities Act of 1933

               (Form N-8B-2 Items required by Instruction 1
                       as to Prospectus on Form S-6)



           I.  ORGANIZATIONAL AND GENERAL INFORMATION

       1.  (a)  Name of Trust                ) Front Cover
           (b)  Title of securities issued   )

       2.  Name and address of Depositor     ) Table of Contents

       3.  Name and address of Trustee       ) Table of Contents

       4.  Name and address of principal     ) Table of Contents
           Underwriter                       )

       5.  Organization of Trust             ) Introduction

       6.  Execution and termination of      ) Introduction; Amendment
           Indenture                         ) and Termination of the
                                             ) Indenture

       7.  Changes of name                   ) Included in Form N-8B-2
                                             )
       8.  Fiscal Year                       ) Included in Form N-8B-2
                                             )
       9.  Litigation                        ) *

           II.  GENERAL DESCRIPTION OF THE TRUST AND
                SECURITIES OF THE TRUST

      10.  General Information regarding     )
           Trust's Securities and Rights of  )
           Holders                           )



      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus



           (a)  Type of Securities           ) Rights of Unit Holders
                (Registered or Bearer)       )

           (b)  Type of Securities           ) Administration of the
                (Cumulative or               ) Trust-Distribution
                Distributive                 )


           (c)  Rights of Holders as to      ) Redemption; Public
                withdrawal or redemption     ) Offering of Units-
                                             ) Secondary Market

           (d)  Rights of Holders as to      ) Public Offering of Units
                conversion, transfer,        ) - Secondary Market;
                partial redemption and       ) Exchange Option;
                similar matters              ) Redemption; Rights of
                                             ) Unit Holders -
                                             ) Certificates

           (e)  Lapses or defaults with      ) *
                respect to periodic payment  )
                plan certificates            )

           (f)  Voting rights as to          ) Rights of Unit Holder -
                Securities under the         ) Certain Limitations;
                Indenture                    ) Amendment and Termination
                                             ) of the Indenture

           (g)  Notice to Holders as to      )
                change in                    )

                (1)  Composition of assets   ) Administration of the
                     of Trust                ) Trust - Reports to Unit
                                             ) Holders; The Trust -
                                             ) Summary Description of
                                             ) the Portfolios
                                             )
                (2)  Terms and Conditions    ) Amendment and Termination
                     of Trust's Securities   ) of the Indenture
                (3)  Provisions of           ) Amendment and Termination
                     Indenture               ) of the Indenture
                (4)  Identity of Depositor   ) Sponsor; Trustee
                     and Trustee             )

           (h)  Security Holders Consent     )
                required to change           )



      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus





                (1)  Composition of assets   ) Amendment and Termination
                     of Trust                ) of the Indenture
                (2)  Terms and conditions    ) Amendment and Termination
                     of Trust's Securities   ) of the Indenture

                (3)  Provisions of           ) Amendment and Termination
                     Indenture               ) of the Indenture
                (4)  Identity of Depositor   ) *
                     and Trustee             )

           (i)  Other principal features of  ) Cover of Prospectus; Tax
                the Trust's Securities       ) Status

      11.  Type of securities comprising     ) The Trust - Summary
           units                             ) Description of the
                                             ) Portfolios; Objectives
                                             ) and Securities Selection;
                                             ) The Trust - Special
                                             ) Considerations

      12.  Type of securities comprising     ) *
           periodic payment certificates     )

      13.  (a)  Load, fees, expenses, etc.   ) Summary of Essential
                                             ) Information; Public
                                             ) Offering of Units -
                                             ) Public Offering Price; -
                                             ) Profit of Sponsor; -
                                             ) Volume Discount; Expenses
                                             ) and Charges

           (b)  Certain information          ) *
                regarding periodic payment   )
                certificates                 )

           (c)  Certain percentages          ) Summary of Essential
                                             ) Information; Public
                                             ) Offering of Units -
                                             ) Public Offering Price; -
                                             ) Profit of Sponsor;
                                             ) - Volume Discount

           (d)  Price differentials          ) Public Offering of Units
                                             ) - Public Offering Price
                                             )


      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus



           (e)  Certain other loads, fees,   ) Rights of Unit Holders -
                expenses, etc. payable by    ) Certificates
                holders                      )

           (f)  Certain profits receivable   ) Redemption - Purchase by
                by depositor, principal      ) the Sponsors of Units
                underwriters, trustee or     ) Tendered for Redemption
                affiliated persons           )

           (g)  Ratio of annual charges to   ) *
                income                       )

      14.  Issuance of trust's securities    ) Introduction; Rights of
                                             ) Unit Holders -
                                             ) Certificates

      15.  Receipt and handling of payments  ) Public Offering of Units
           from purchasers                   ) - Profit of Sponsor

      16.  Acquisition and disposition of    ) Introduction; Amendment
           underlying securities             ) and Termination of the
                                             ) Indenture; Objectives and
                                             ) Securities Selection; The
                                             ) Trust - Summary
                                             ) Description of the
                                             ) Portfolio; Sponsor -
                                             ) Responsibility

      17.  Withdrawal or redemption          ) Redemption; Public
                                             ) Offering of Units -
                                             ) Secondary Market

      18.  (a)  Receipt and disposition of   ) Administration of the
                income                       ) Trust; Reinvestment
                                             ) Programs

           (b)  Reinvestment of              ) Reinvestment Programs
                distributions                )

           (c)  Reserves or special fund     ) Administration of the
                                             ) Trust - Distribution

           (d)  Schedule of distribution     ) *



      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus




      19.  Records, accounts and report      ) Administration of the
                                             ) Trust-Records and
                                             ) Accounts; - Reports to
                                             ) Unit Holders

      20.  Certain miscellaneous provisions  ) Amendment and Termination
           of trust agreement                ) of the Indenture; Sponsor
                                             ) - Limitation on Liability
                                             ) - Resignation; Trustee
                                             ) - Limitation on Liability
                                             ) - Resignation

      21.  Loans to security holders         ) *

      22.  Limitations on liability of       ) Sponsor, Trustee;
           depositor, trustee, custodian,    ) Evaluator - Limitation on
           etc.                              ) Liability

      23.  Bonding arrangements              ) Included in Form N-8B-2
                                             )

      24.  Other material provisions of      ) *
           trust agreement                   )

           III.  ORGANIZATION PERSONNEL AND AFFILIATED
                 PERSONS OF DEPOSITOR

      25.  Organization of Depositor         ) Sponsor

      26.  Fees received by Depositor        ) Expenses and Charges -
                                             ) fees; Public Offering of
                                             ) Units - Profit of Sponsor

      27.  Business of Depositor             ) Sponsor and Included in
                                             ) Form N-8B-2

      28.  Certain information as to         ) Included in Form N-8B-2
           officials and affiliated persons  )
           of Depositor                      )

      29.  Voting securities of Depositor    ) Included in Form N-8B-2
                                             )

      30.  Persons controlling Depositor     ) *




      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus




      31.  Compensation of Officers and      ) *
           Director of Depositor             )

      32.  Compensation of Directors of      ) *
           Depositor                         )

      33.  Compensation of employees of      ) *
           Depositor                         )

      34.  Remuneration of other persons     ) *
           for certain services rendered to  )
           trust

           IV.  DISTRIBUTION AND REDEMPTION OF SECURITIES

      35.  Distribution of trust's           ) Public Offering of Units
           securities by states              ) - Public Distribution

      36.  Suspension of sales of trust's    ) *
           securities                        )

      37.  Revocation of authority to        ) *
           distribute                        )

      38.  (a)  Method of distribution       ) Public Offering of Units
           (b)  Underwriting agreements      )
           (c)  Selling agreements           )

      39.  (a)  Organization of principal    ) Sponsor
                underwriter                  )
           (b)  N.A.S.D. membership of       )
                principal underwriter        )

      40.  Certain fees received by          ) Public Offering of Units
           principal underwriter             ) - Profit of Sponsor

      41.  (a)  Business of principal        ) Sponsor
                underwriter                  )
           (b)  Branch offices of principal  ) *
                underwriter                  )
           (c)  Salesman of principal        ) *
                underwriter                  )

      42.  Ownership of trust's securities   ) *
           by certain persons                )



      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus




      43.  Certain brokerage commissions     ) *
           received by principal             )
           underwriter                       )

      44.  (a)  Method of valuation          ) Public Offering of Units

           (b)  Schedule as to offering      ) *
                price                        )

           (c)  Variation in offering price  ) Public Offering of Units
                to certain persons           ) - Volume Discount;
                                             ) Exchange option

      45.  Suspension of redemption rights   ) *

      46.  (a)  Redemption valuation         ) Public Offering of Units
                                             ) -Secondary Market;
                                             ) Redemption
           (b)  Schedule as to redemption    ) *
                price                        )

      47.  Maintenance of position in        ) See items 10(d), 44 and
           underlying securities             ) 46

           V. INFORMATION CONCERNING THE TRUSTEE OR
              CUSTODIAN

      48.  Organization and regulation of    ) Trustee
           Trustee                           )

      49.  Fees and expenses of Trustee      ) Expenses and Charges

      50.  Trustee's lien                    ) Expenses and Charges

           VI.  INFORMATION CONCERNING INSURANCE OF
                HOLDERS OF SECURITIES

      51.  (a)  Name and address of          ) *
                Insurance Company            )
           (b)  Type of policies             ) *
           (c)  Type of risks insured and    ) *
                excluded                     )
           (d)  Coverage of policies         ) *
           (e)  Beneficiaries of policies    ) *
           (f)  Terms and manner of          ) *
                cancellation                 )



      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus



           (g)  Method of determining        ) *
                premiums                     )

           (h)  Amount of aggregate          ) *
                premiums paid                )
           (i)  Persons receiving any part   ) *
                of premiums                  )
           (j)  Other material provisions    ) *
                of the Trust relating to     )

                insurance                    )

           VII.  POLICY OF REGISTRANT

      52.  (a)  Method of selecting and      ) Introduction Objectives
                eliminating securities from  ) and Securities Selection;
                the Trust                    ) The Trust - Summary
                                             ) Description of the
                                             ) Portfolio Sponsor -
                                             ) Responsibility

           (b)  Elimination of securities    ) *
                from the Trust               )

           (c)  Substitution and             ) Introduction Objectives
                elimination of securities    ) and Securities Selection;
                from the Trust               ) Sponsor - Responsibility;
           (d)  Description of any           )
                fundamental policy of the    )
                Trust                        )

      53.  Taxable status of the Trust       ) Cover of Prospectus; Tax
                                             ) Status

           VIII.  FINANCIAL AND STATISTICAL INFORMATION

      54.  Information regarding the         ) *
           Trust's past ten fiscal years     )

      55.  Certain information regarding     ) *
           periodic payment plan             )
           certificates                      )

      56.  Certain information regarding     ) *
           periodic payment plan             )
           certificates                      )



      ____________________

      *  Not applicable, answer negative or not required

      Form N-8B-2                              Form S-6
      Item Number                              Heading in Prospectus




      57.  Certain information regarding     ) *
           periodic payment plan             )
           certificates                      )

      58.  Certain information regarding     ) *
           periodic payment plan             )
           certificates                      )

      59.  Financial statements              ) Statement of Financial
           (Instruction 1(c) to Form S-6)    ) Condition





      ____________________

      *  Not applicable, answer negative or not required

                  SUBJECT TO COMPLETION AUGUST 3, 2000

              MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                     SELECT GLOBAL 30 PORTFOLIO 2000-4
                         A "UNIT INVESTMENT TRUST"



                The attached final prospectus for a prior Series of Morgan Stanley Dean Witter Select Equity Trust Select Global 30 Portfolio is hereby used as a preliminary prospectus for Morgan Stanley Dean Witter Select Equity Trust Select Global 30 Portfolio 2000-4. The narrative information relating to the operation of this Series and the structure of the final prospectus for this Series will be substantially the same as that set forth in the attached prospectus. Information with respect to pricing, the number of units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different from that included in the attached final prospectus since each Series has a unique Portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only.

                Investors should contact account executives of the Sponsor who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the date of the effectiveness of the registration statement relating to Units of this Series.

                OFFERS TO SELL OR THE SOLICITATION OF ORDERS TO BUY MAY ONLY BE MADE IN THOSE JURISDICTIONS IN WHICH THE SECURITIES OF A TRUST HAVE BEEN REGISTERED. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE SPONSOR TO DETERMINE WHETHER THE SECURITIES OF A PARTICULAR TRUST HAVE BEEN REGISTERED FOR SALE IN THE STATE IN WHICH THEY RESIDE.

                THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                        SELECT GLOBAL 30 PORTFOLIO 2000-3

                  The prospectus dated June 30, 2000, File No.
             333-37834, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                        SELECT GLOBAL 30 PORTFOLIO 2000-2

                  The prospectus dated April 10, 2000, File No.
             333-33506, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                        SELECT GLOBAL 30 PORTFOLIO 2000-1

                 The prospectus dated January 6, 2000, File No.
             333-91019, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                         SELECT GLOBAL 30 PORTFOLIO 99-4

                The prospectus dated September 29, 1999, File No.
             333-85969, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                         SELECT GLOBAL 30 PORTFOLIO 99-3

                The prospectus dated July 1, 1999, File No. 333-
               79871, is hereby incorporated by reference herein.

      PART II.  ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

                  CONTENTS OF REGISTRATION STATEMENT

                This registration statement on Form S-6 comprises the following documents:

                The facing sheet.

                The Cross Reference Sheet.

                The Prospectus.

                The signatures.

                Listed below are the names and registration numbers of each previous Series of Morgan Stanley Dean Witter Select Equity Trust, the final prospectus for any of which is used as a preliminary prospectus for Morgan Stanley Dean Witter Select Equity Trust Select Global 30 Portfolio 2000-4. These prior final prospectuses are incorporated herein by reference.

      Morgan Stanley Dean Witter Select Equity Trust
      Select Global 30 Portfolio 2000-3
      (Registration No. 333-37834)
      Morgan Stanley Dean Witter Select Equity Trust
      Select Global 30 Portfolio 2000-2
      (Registration No. 333-33506)
      Morgan Stanley Dean Witter Select Equity Trust
      Select Global 30 Portfolio 2000-1
      (Registration No. 333-91019)
      Morgan Stanley Dean Witter Select Equity Trust
      Select Global 30 Portfolio 99-4
      (Registration No. 333-85969)
      Morgan Stanley Dean Witter Select Equity Trust
      Select Global 30 Portfolio 99-3
      (Registration No. 333-79871)


                Written consents of the following persons:

                     . Cahill Gordon & Reindel (included in Exhibit
                       5)

                     . Deloitte & Touche LLP

      The following Exhibits:

        ***EX-3(i)       Certificate of Incorporation of Dean Witter
                         Reynolds Inc.

        ***EX-3(ii)      By-Laws of Dean Witter Reynolds Inc.

          *EX-4.1        Trust Indenture and Agreement, dated
                         September 30, 1993.

          *EX 4.15       Amendment to Exhibit 4.1 dated December 30,
                         1997.

         **EX-4.2        Draft of Reference Trust Agreement

       ****EX-5 Opinion of counsel as to the legality of the securities being registered.

       ****EX-8.UK       Opinion of Special United Kingdom counsel.

       ****EX-8.HK       Opinion of Special Hong Kong counsel.

       ****EX-23.1       Consent of Independent Auditors.

       ****EX-23.2       Consent of Cahill Gordon & Reindel (included in
                         Exhibit 5).

       ****EX-23.3       Consent of Slaughter and May (included in
                         Exhibit 8.UK).

       ****EX-23.4       Consent of Slaughter and May (included in
                         Exhibit 8.HK).

       *****EX-24        Powers of Attorney executed by a majority of
                         the Board of Directors of Dean Witter Reynolds
                         Inc.

        ***EX-99 Information as to Officers and Directors of Dean Witter Reynolds Inc. is incorporated by reference to Schedules A and D of Form BD filed by Dean Witter Reynolds Inc. pursuant to Rule 15b1-1 and 15b3-1 under the Securities Exchange Act of 1934 (1934 Act File No. 8-14172).

     ******EX-99.A(11)   Code of Ethics
      _________________________
      *        The Trust Indenture and Agreement is incorporated by
               reference to exhibit of same designation filed with the
               Securities and Exchange Commission as an exhibit to the
               Registration Statement of Morgan Stanley Dean Witter Select
               Equity Trust Select 10 Industrial Portfolio 2000-2,
               Registration Number 333-96225 and as amended and filed
               as an exhibit to Dean Witter Select Equity Trust, Select
               Global Series 98-1, Select Global 30 Portfolio 98-1,
               Registration No. 333-41787.
      **       Filed herewith.
      ***      Incorporated by reference to exhibit of same designation
               filed with the Securities and Exchange Commission as an
               exhibit to the Registration Statement of Morgan Stanley Dean
               Witter Select Equity Trust Select 5 Industrial Portfolio
               2000-2, Registration Number 333-96215.
      ****     To be filed by amendment.
      *****    Previously Filed.
      ******   Incorporated by reference to exhibit of same designation
               filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean
               Witter Select Equity Trust Strategic Growth Large-Cap Portfolio
               2000-2, Registration Number 333-33512.

                              SIGNATURES


                Pursuant to the requirements of the Securities Act of 1933, the registrant, Morgan Stanley Dean Witter Select Equity Trust Select Global 30 Portfolio 2000-4 has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 3rd day of August, 2000.

                                    MORGAN STANLEY DEAN WITTER SELECT
                                    EQUITY TRUST
                                    SELECT GLOBAL 30 PORTFOLIO 2000-4

                                    By:  Dean Witter Reynolds Inc.
                                         (Depositor)


                                         /s/Thomas Hines
                                         Thomas Hines
                                         Authorized Signatory

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of Dean Witter Reynolds Inc., the Depositor, by the following person in the following capacities and by the following persons who constitute a majority of the Depositor's Board of Directors in the City of New York, and State of New York, on this 3rd day of August, 2000.

                                         DEAN WITTER REYNOLDS INC.

      Name                               Office

      Philip J. Purcell                  Chairman & Chief  )
                                         Executive Officer )
                                         and Director***   )

      Bruce F. Alonso                    Director****
      Richard M. DeMartini               Director***
      Raymond J. Drop                    Director****
      James F. Higgins                   Director***
      Donald G. Kempf, Jr.               Director******
      John J. Mack                       Director*****
      Mitchell M. Merin                  Director*
      Stephen R. Miller                  Director***
      John H. Schaefer                   Director*****
      Thomas C. Schneider                Director**
      Alan A. Schroder                   Director*****
      Robert G. Scott                    Director*****

                                         By:  /s/Thomas Hines
                                              Thomas Hines
                                              Attorney-in-fact
                                              *,**,***,****,*****,
                                              ******
      ____________________

      * Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10
             Industrial Portfolio 97-1, File No. 333-16839.

      ** Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10
             Industrial Portfolio 96-4, File No. 333-10499.

      *** Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 International Series 95-1, File No. 33-56389.

      **** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Post-Effective Amendment No. 1 to Form S-6 for Morgan

             Stanley Dean Witter Select Equity Trust, Select 10
             Industrial Portfolio 99-4, File No. 333-79905.

      ***** Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2000-1, File No. 333-91713.

      ****** Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust
             The Competitive Edge Best Ideas Portfolio Series 2000-3, File No. 333-37846.

                               Exhibit Index
                                    To
                                 Form S-6
                          Registration Statement
                     Under the Securities Act of 1933


      Exhibit No.                  Document

        ***EX-3(i)       Certificate of Incorporation of Dean Witter
                         Reynolds Inc.

        ***EX-3(ii)      By-Laws of Dean Witter Reynolds Inc.

          *EX-4.1        Trust Indenture and Agreement, dated
                         September 30, 1993.

          *EX 4.15       Amendment to Exhibit 4.1 dated December 30,
                         1997.

         **EX-4.2        Draft of Reference Trust Agreement

       ****EX-5 Opinion of counsel as to the legality of the securities being registered.

       ****EX-8.UK       Opinion of Special United Kingdom counsel.

       ****EX-8.HK       Opinion of Special Hong Kong counsel.

       ****EX-23.1       Consent of Independent Auditors.

       ****EX-23.2       Consent of Cahill Gordon & Reindel (included in
                         Exhibit 5).

       ****EX-23.3       Consent of Slaughter and May (included in
                         Exhibit 8.UK).

       ****EX-23.4       Consent of Slaughter and May (included in
                         Exhibit 8.HK).

       *****EX-24        Powers of Attorney executed by a majority of
                         the Board of Directors of Dean Witter Reynolds
                         Inc.

        ***EX-99 Information as to Officers and Directors of Dean Witter Reynolds Inc. is incorporated by reference to Schedules A and D of Form BD filed by Dean Witter Reynolds Inc. pursuant to Rule 15b1-1 and 15b3-1 under the Securities Exchange Act of 1934 (1934 Act File No. 8-14172).

     ******EX-99.A(11)   Code of Ethics
      _________________________
      * The Trust Indenture and Agreement is incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2, Registration Number 333-96225 and as amended and filed as an exhibit to Dean Witter Select Equity Trust, Select Global Series 98-1, Select Global 30 Portfolio 98-1, Registration No. 333-41787.

      **       Filed herewith.

      ***      Incorporated by reference to exhibit of same designation
               filed with the Securities and Exchange Commission as an
               exhibit to the Registration Statement of Morgan Stanley Dean
               Witter Select Equity Trust Select 5 Industrial Portfolio
               2000-2, Registration Number 333-96215.
      ****     To be filed by amendment.

      *****    Previously Filed.

      ****** Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Strategic Growth Large-Cap Portfolio 2000-2, Registration Number 333-33512.